STOCK INCENTIVE PLAN 2004 AWARD AGREEMENT

        AGREEMENT made as of the 2nd day of February 2004, between Plum Creek Timber Company, Inc., a Delaware corporation (the “Company”), and the individual identified on the Award Agreement Acceptance attached hereto (the “Acceptance”), an employee of Plum Creek Timberlands, L.P., a subsidiary of the Company (“Employee”). Terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Plum Creek Timber Company, Inc. Stock Incentive Plan, as the same may be amended from time to time (as amended, the “Plan”). To carry out the purposes of the Plan by affording Employee the opportunity to purchase shares of common stock, par value $.01 per share, of the Company (“Stock”) and to receive certain other benefits under the Plan, and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Employee hereby agree as follows:

A. Stock Option Award.

    1.        Grant of Option. The Company hereby grants to Employee the right and option (the “Option”) to purchase all or any part of an aggregate of the number of shares of Stock set forth in the Acceptance, on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. The Option shall not be treated as an incentive stock option within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

    2.        Purchase Price. The purchase price of any Stock purchased pursuant to the exercise of the Option shall be the price per share set forth in the Acceptance, which was the closing price of a share of Stock on the date hereof.

    3.        Exercise of Option. Subject to the earlier expiration of the Option as herein provided, the Option may be exercised by written notice to the Company at its principal executive office addressed to the attention of the Stock Option Plan Administrator, but, except as otherwise provided below, the Option shall not be exercisable for more than a percentage of the aggregate number of shares offered by the Option determined by the number of full years from the date of grant hereof to the date of such exercise, in accordance with the following vesting schedule:

Number of Full Years (Date)	Percentage of Shares

Less than 1 year	0%
1 year (February 2, 2005)	25%
2 years (February 2, 2006)	50%
3 years (February 2, 2007)	75%
4 years (February 2, 2008	100%

        The Option is not transferable otherwise than by will or the laws of descent and distribution, or pursuant to a “qualified domestic relations order” as defined by the Code, and may be exercised during Employee’s lifetime only by Employee, Employee’s guardian or legal representative or a transferee under a qualified domestic relations order. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or of such rights contrary to the provisions hereof or the Plan, or upon the levy of any attachment or similar process upon the Option or such rights, the Option and such rights shall immediately become null and void. The Option may be exercised only while Employee remains an employee of the Company, subject to the following exceptions:

        (a)        If Employee’s employment with the Company terminates by reason of either death or Total Disability, any portion of the Option not previously exercisable and vested shall become fully exercisable and vested, and the entire unexercised portion of the Option may then be exercised by Employee (or Employee’s estate or the person who acquires the Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) at any time during the period ending on the earlier of three years following such termination or the Expiration Date (as defined below).

        (b)        If Employee’s employment with the Company terminates by reason of normal retirement at or after age 65 or early retirement with the consent of the Company’s Compensation Committee (the “Committee”), the portion of the Option vested on the date of such retirement may be exercised by Employee at any time during the period ending on the Expiration Date (as defined below). If Employee dies after such retirement, the vested portion of the Option may be exercised by Employee’s estate (or the person who acquires the Option by will or the laws of descent and distribution or otherwise by reason of the death of the Employee) during the period ending on the earlier of the Expiration Date or the third anniversary of the date of Employee’s death.

        (c)        If Employee’s employment with the Company terminates for any reason other than those set forth in subparagraphs (a) and (b) above, the portion of the Option vested at the time of such termination may be exercised by Employee at any time during the period of 30 days following such termination, or by Employee’s estate (or the person who acquires the Option by will or the laws of descent and distribution or otherwise by reason of the death of the Employee) during a period of six months following Employee’s death if Employee dies during such 30-day period.

        Notwithstanding any other provision of this Agreement, the Option shall not be exercisable after the expiration of ten years from the date of grant hereof (the “Expiration Date”). The purchase price of shares as to which the Option is exercised shall be paid in full at the time of exercise (i) in cash (including check, bank draft or money order payable to the order of the Company), (ii) by delivering to the Company shares of Stock having a fair market value equal to the purchase price, or (iii) by a combination of cash or Stock. Payment may also be made by delivery (including by facsimile transmission) to the Company of a properly executed and irrevocable Notice of Exercise form, coupled with irrevocable instructions to a broker-dealer to simultaneously sell a sufficient number of the shares as to which the Option is exercised and deliver directly to the Company that portion of the sales proceeds representing the exercise price and applicable minimum withholding taxes (“Cashless Exercise”) or by such other similar process approved by the Committee.

        No fraction of a share of Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the purchase price thereof; rather, Employee shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Stock. Unless and until a certificate or certificates representing such shares shall have been issued by the Company to Employee, Employee (or the person permitted to exercise the Option in the event of Employee’s death) shall not be or have any of the rights or privileges of a shareholder of the Company with respect to shares acquirable upon an exercise of the Option.

    4.        Withholding of Tax. Except when using the Cashless Exercise procedure, Employee shall deliver to the Company at the time of such exercise or disposition such amount of money or shares of Stock as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is hereby authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income. Upon exercise of all or a portion of the Option, the Company is further authorized in its sole discretion to satisfy any such withholding requirement out of any cash or shares of Stock to be distributed to Employee upon such exercise.

    5.        Status of Stock. Notwithstanding any other provision of this Agreement, in the absence of an effective registration statement under the Securities Act of 1933, as amended (the “Act”), for issuance of the Stock acquirable upon exercise of the Option, or an available exemption from registration under the Act, issuance of shares of Stock acquirable upon exercise of the Option will be delayed until registration of such shares is effective or an exemption from registration under the Act is available. The Company intends to use its best efforts to ensure that no such delay will occur. In the event exemption from registration under the Act is available upon an exercise of the Option, Employee (or the person permitted to exercise the Option in the event of Employee’s death or incapacity), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.

        Employee agrees that the shares of Stock, which Employee may acquire by exercising the Option, will not be sold or otherwise disposed of in any manner, which would constitute a violation of any applicable securities laws, whether federal, or state. Employee also agrees (a) that the certificates representing the shares of Stock purchased under the Option may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (b) that the Company may refuse to register the transfer of the shares of Stock purchased under the Option on the stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law and (c) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock purchased under the Option.

B. Dividend Equivalents.

    1.        Grant of Dividend Equivalents. The Company hereby grants to Employee in connection with the grant of the Option the number of Dividend Equivalents as are set forth in the Acceptance equal in value to dividends paid with respect to the number of shares of Stock underlying such Option, together with interest earned thereon, subject to the attainment of the Performance Goals set forth in paragraph B.4.

    2.       Non-transferable. Employee may not sell, transfer, pledge or assign Dividend Equivalents.

    3.       Peer Group. For purposes of this Agreement, the Company’s peer group (“Peer Group”) shall be comprised of three components: (a) the industry peer group companies set forth in Exhibit A; (b) companies in the S&P 500 Index; and (c) companies in the Morgan Stanley REIT Index; provided, that each of the foregoing Peer Group components shall be subject to equitable adjustment by the Committee in its sole discretion to the extent that one or more companies in any component grouping shall cease to maintain separate legal existence by reason of merger or legal dissolution or otherwise, or shall no longer be part of the applicable Index. For purposes of determining values earned for the Dividend Equivalents and Value Management Awards granted hereby, the components of the Peer Group will be given the following weightings: industry group 50%; S&P group 25%; and REIT Index group 25%.

    4.              Performance Goals.

        (a)       The Performance Goals for the Dividend Equivalents granted hereby shall be comprised of: (i) an absolute measure of Total Shareholder Return equal to 5.5% compounded annually, based upon the Company’s Stock price and dividends paid (“Threshold Target”); and (ii) a relative measure of Total Shareholder Return, based upon the Company’s Total Shareholder Return compared against the Total Shareholder Return of the companies in the Peer Group.

        (b)       The Performance Period for the Dividend Equivalents granted hereby shall commence on January 1, 2004 and shall end on December 31, 2008.

        (c)       In order to be eligible to earn the dividends paid on the stock underlying the Option during any year (or prior year to the extent not yet earned) of the Performance Period (the “Dividends”), the compounded Total Shareholder Return for the Company as of December 31 for such year must meet or exceed the Threshold Target.

        (d)       Once the Threshold Target is met at the end of any given year during the Performance Period, a percentage of the Dividends for such year, as well as a percentage of the Dividends for each prior year of the Performance Period to the extent not yet earned, shall be credited to a Memorandum Account on Employee’s behalf. The percentage of Dividends to be credited to Employee’s Memorandum Account shall be equal to the specified percentage corresponding to the identified percentile ranking with respect to each component of the Peer Group achieved by the Company during such year of the Performance Period, as set forth below:

Relative Performance	Dividends Equivalents Earned

At or above the 75th percentile	100% of Dividends Paid

Between the 50th and 75th percentiles	Sliding scale between 50% and 100% of Dividends Paid

Below the 50th percentile	0% of Dividends Paid

Each component of the Peer group will be measured separately and given the weighting specified in Paragraph B.3. All Dividends credited to Employee’s Memorandum Account shall earn interest at a market rate selected from time to time by the Committee.

    5.        Effect of Stock Option Exercise. Upon any exercise of the Option, the Dividend Equivalents granted hereunder shall immediately terminate with respect to the corresponding number of shares underlying the portion of the Option so exercised, and the opportunity to earn additional dividends with respect to such shares shall cease.

    6.        Payment of Dividend Equivalents. Amounts credited to Employee’s Memorandum Account, including any interest earned thereon, shall be paid within a reasonable time following the end of the Performance Period set forth in paragraph B.4(b) above. If at the end of the Performance Period Employee is in full compliance with the minimum requirements for stock ownership as set forth in the Company’s Stock Ownership Guidelines for Executive Officers, as in effect on such date, amounts credited shall be paid either 100% in cash, less any required tax withholding, or a combination of stock and cash, as elected by Employee. If at the end of the Performance Period Employee is not in full compliance with the minimum requirements for stock ownership as set forth in the Company’s Stock Ownership Guidelines for Executive Officers, as in effect on such date, amounts credited shall be paid in that number of shares of Stock necessary to bring Employee in full compliance with such minimum requirements up to 50% of the amount credited, with the balance, less any required tax withholding, paid either in cash or a combination of cash and Stock as elected by Employee.

    7.        Termination of Employment. Within a reasonable period of time following termination of employment, Employee shall receive an amount in cash equal to the amount of Dividends credited to Employee’s Memorandum Account pursuant to earned Dividend Equivalents relating to vested Stock Options. Except as otherwise provided in paragraph A.3(a) hereof relating to termination by reason of death or Total Disability, all Dividends previously credited to Employee’s Memorandum Account pursuant to earned Dividend Equivalents relating to non-vested Stock Options shall be forfeited.

C. Value Management Award.

    1.       Grant. The Company hereby grants to Employee the number of Value Management Award Units as is set forth in the Acceptance, each Unit with a face value of $100 .

    2.       Performance Goals. The Performance Goals for the Value Management Award Units granted hereby shall constitute a measure of Total Shareholder Return over the three year Performance Period from January 1, 2004 through December 31, 2006, relative to that of the Peer Group, as set forth below:

Relative Performance	Value Management Award Earned

At or above the 75th percentile	200% of face value

Between the 50th and 75th percentiles	Sliding scale between 0% and 200%

Below the 50th percentile	0% of face value

Following completion of the Performance Period, the Committee will calculate the Total Shareholder Return of the Company and that of each of the companies in each component of the Peer Group, and will rank the Company’s performance by percentile for each component of the Peer Group. Upon a determination by the Committee of the Company’s relative performance for each group as weighted pursuant to Paragraph B.3., an amount with respect to each component will be paid in accordance with Paragraph C.3 to Employee equal to (a) the aggregate face amount of the Value Management Award multiplied by (b) the percentage amount corresponding to the identified percentile ranking as set forth above.

    3.        Time and Form of Payment. All payments with respect to the Value Management Award shall be made within a reasonable time following the end of the Performance Period. If at the end of the Performance Period Employee is in full compliance with the minimum requirements for stock ownership as set forth in the Company’s Stock Ownership Guidelines for Executive Officers, as in effect on such date , amounts earned shall be paid 100% in cash, less any required tax withholding, or a combination of cash and stock, as elected by Employee. If at the end of the Performance Period Employee is not in full compliance with the minimum requirements for stock ownership as set forth in the Company’s Stock Ownership Guidelines for Executive Officers, as in effect on such date, amounts earned shall be paid in that number of shares of Stock necessary to bring Employee in full compliance with such minimum requirements up to 50% of the total amount paid, with the balance, less any required tax withholding, paid either in cash or a combination of cash and Stock as elected by Employee .

    4.        Termination of Employment. If Employee’s employment terminates for any reason, including termination for cause, prior to the completion of the Performance Period relating to the Value Management Award granted hereby, no Value Management Award shall be payable to Employee. If Employee’s employment terminates for any reason, including termination for cause, after completion of the Performance Period relating to the Value Management Award granted hereby but prior to payment thereof, the entire Value Management Award shall be payable to Employee, and shall be paid to Employee in cash, less any required tax withholding.

D. Miscellaneous.

    1.        Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, a parent or subsidiary corporation (as defined in section 428 of the Code) of the Company, or a corporation or a parent or subsidiary of such corporation, assuming or substituting a new option for the Option. Any question as to whether and when there has been a termination of such employment, and the cause of any such termination, shall be determined by the Committee in its sole discretion, and such determination shall be final.

    2.        Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee. The awards granted hereunder are subject to approval of the Plan by shareholders of the Company at the 2004 Annual Meeting of Shareholders on May 4, 2004.

    3.       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington.

STOCK OPTION AND DIVIDEND EQUIVALENT AND VMA

AWARD AGREEMENT ACCEPTANCE

You have been granted shares of Plum Creek Timber Company Inc. stock under the Plum Creek Timber Company, Inc. Stock Incentive Plan, as amended (the “Plan”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan.

Award Summary:

Optionee: full name Social Security Number: xxx-xx-xxxx

Award Agreement Date: 2nd day of February 2004

Stock Option Grant:

Total Shares under Option: x,xxx

Option Price shall be $30.91 per share

Vesting schedule per Section A(3):

Number of Full Years (Date)	Percentage of Share
Less than 1 year	0%
1 year (February 2, 2005)	25%
2 years (February 2, 2006)	50%
3 years (February 2, 2007)	75%
4 years (February 2, 2008)	100%

Dividend Equivalent (DERs) Grant:

Total Dividend Equivalents granted: .

Stock Price at the beginning of the Performance Period $xx.xx (January 1, 2004)

DER Performance Period (5 years): January 1, 2004 - December 31, 2008

Value Management Award (VMAs)

Value Management Award of

The aggregate face amount of the VMA is $

        IN WITNESS WHEREOF, the Company has caused this Award Agreement to be duly executed by its officer thereunto duly authorized, and Employee has executed this Agreement, all as of the day and year first above written.

Plum Creek Timber Company, Inc.

By:_______________________________________
Barbara L. Crowe Vice President, Human Resources

Employee Signature ____________________________
[First Name] [Init] [Last Name]

EXHIBIT A

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Mead-Westvaco	Bowater	Louisiana-Pacific
Universal Forest Product	Potlatch	Rayonier
Longview Fibre	St. Joe	Timberwest Forest
Delta Timber